Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

IronNet, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	457(c)	48,503,325	$4.41(2)	$213,899,663.25	$0.0000927	$19,828.50

	Total Offering Amounts					$213,899,663.25		$19,828.50

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due					$213,899,663.25		$19,828.50

(1)

Consists of shares of common stock that are available to be issued and sold by the registrant to the selling stockholder named herein from time to time at the registrant’s election pursuant to a common stock purchase agreement, dated as of February 11, 2022, between the registrant and the selling stockholder, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits or stock dividends.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on March 7, 2022, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A